Exhibit 23.2

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our report dated December 11, 2006 accompanying the consolidated financial statements of Key Technology, Inc. and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended September 30, 2006 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ / GRANT THORNTON LLP

Seattle, Washington
September 7, 2007